Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                            BROADENGATE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          Nevada                                                87-0394313
----------------------------                               ---------------------
(State or other jurisdiction                                   (IRS Employer
 of incorporation)                                           Identification No.)

      3/F, Block 2, Cyber City
South Hi-Tech Industrial Park
Shenzhen, Peoples Republic of China
-----------------------------------                               --------------
(Address of Principal Executive Offices)                            (Zip Code)


                           Stock Issuance Pursuant to
         Consulting Agreements for Market Analysis, Market Planning and
              Business Development and for Legal services rendered
                            (Full title of the plan)


              Hank Vanderkam                                   Copy to:
           Vanderkam & Sanders                              Hank Vanderkam
           440 Louisiana, #475                            Vanderkam & Sanders
            Houston, TX 77002                             440 Louisiana, #475
   (Name, address and telephone number                     Houston, TX 77002
          of agent for service)                             (713) 547-8900


         Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
============================= =============== =================== ===================== ============

Title of securities           Amount to be    Proposed maximum    Proposed maximum      Amount of
to be registered              registered      offering price per  aggregate offering    registration
                                              share (1)           price                 fee
----------------------------- --------------- ------------------- --------------------- ------------
Common Stock, $.01 par value    2,000,000         $0.15              $300,000             $27.60
============================= =============== =================== ===================== ============


(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the average bid and asked price as reported on Nasdaq National Market on November 1, 2002.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

         Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Common Stock

         General. The Company is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share and 5,000,000 shares of Preferred Stock, $.001 par value. Non preferred shares have been issued.

         The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

         Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

         Dividend Policy. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None - However, following this registration , Hank Vanderkam of Vanderkam & Sanders, legal counsel for the Company will be issued 100,000 shares for prior legal services rendered.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Articles of Incorporation and Bylaws eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by British Virgin Islands law. The Company's Articles of Incorporation and Bylaws provide that the Company may indemnify against all expenses, including legal fees and against all judgements, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings.

         The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions require that the directors acted honestly and in good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to wich the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

     4.1  Consulting Agreement dated April 1, 2002 with Steven Whiten
     4.2  Consulting Agreement dated April 1, 2002 with Ms. Xiaoying Chen
     4.3  Consulting Agreement dated April 1, 2002 with Lai Kui Shing, Andy
     4.4  Consulting Agreement dated April 1, 2002 with Hongtao Xi
     4.5  Consulting Agreement dated April 1, 2002 with Zhiwei Kong
     4.6  Consulting Agreement dated April 1, 2002 with Lijun Huang
     4.7  Description of the services rendered by Vanderkam & Sanders
     5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered
     23.1 Consent of Vanderkam & Sanders (included in Exhibit 5.1)
     23.2 Consent of Blackman Kallick, Bartelstein, LLP

ITEM 9.  UNDERTAKINGS

         (a)      The registrant hereby undertakes:

         (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
         (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on the 25th day of January, 2002.

                                                     BROADENGATE SYSTEMS, INC.


                                                     By: /s/ Dr. Hongbing Lan
                                                        ------------------------
                                                          Dr. Hongbing Lan

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


    Signatures             Title                                  Date
   ------------           -------                                ------

/s/ Dr. Hongbing Lan     Chairman and Chief Executive Officer   November 4, 2002
---------------------
Dr. Hongbing Lan

/s/ Xinmin Gao            Director                              November 4, 2002
--------------
Xinmin Gao

/s/ Fa Fing Liu          Director                               November 4, 2002
---------------
Fa Fing Liu